Exhibit 99.1

ConocoPhillips Reports First-Quarter 2021 Results; Declares Quarterly Dividend; Announces Debt-Reduction Plan and Intention to Begin Sales of Cenovus Shares with Proceeds to Fund Incremental Buybacks; Schedules Midyear Market Update

HOUSTON--(BUSINESS WIRE)--May 4, 2021--ConocoPhillips (NYSE: COP) today reported first-quarter 2021 earnings of $1.0 billion, or $0.75 per share, compared with a first-quarter 2020 loss of $1.7 billion, or ($1.60) per share. Excluding special items, first-quarter 2021 adjusted earnings were $0.9 billion, or $0.69 per share, compared with first-quarter 2020 adjusted earnings of $0.5 billion, or $0.45 per share. Special items for the current quarter included an unrealized gain on Cenovus Energy shares and a gain associated with the Australia-West divestiture following the buyer’s final investment decision on the Barossa development project. Partially offsetting these benefits were previously announced transaction and restructuring expenses related to the acquisition of Concho and realized losses on the Concho hedging program related to positions for which the company accelerated settlement into the first quarter, in addition to deferred tax adjustments.

First-Quarter Highlights and Recent Announcements

  Completed the Concho acquisition, enhancing both our asset portfolio and financial framework.
  Cash provided by operating activities and cash from operations (CFO) of $2.1 billion, exceeded capital expenditures and investments of $1.2 billion, generating free cash flow (FCF) of $0.9 billion.
    CFO and FCF include approximately $1.0 billion of cash outflows from previously announced one-time items in connection with the Concho acquisition.
  Produced 1,488 MBOED excluding Libya during the first quarter despite incurring approximately 50 MBOED of unplanned production downtime throughout Lower 48 caused by Winter Storm Uri.
  Ended the quarter with cash, cash equivalents and restricted cash totaling $3.2 billion and short-term investments of $4.1 billion, equaling $7.3 billion in ending cash and short-term investments.
  Resumed the share repurchase program at an annualized level of $1.5 billion.
  Distributed $0.6 billion in dividends and repurchased $0.4 billion of shares.
  Recognized by the Dow Jones Sustainability Index as the top U.S. ESG performer in the Oil and Gas Upstream and Integrated sector.
  Reaffirmed commitment to preserving a top-tier balance sheet with intent to reduce the company’s gross debt by $5 billion over the next five years, driving a more resilient and efficient capital structure.
  Announced plans to sell its Cenovus Energy shares in the open market in a disciplined manner by year-end 2022 beginning in the second quarter of 2021, utilizing the proceeds to fund incremental ConocoPhillips share repurchases.

“The first quarter was a momentous one for ConocoPhillips with the closing of the Concho transaction, the better-than-expected pace and progress of integration activities companywide and the safe response to Winter Storm Uri,” said Ryan Lance, ConocoPhillips chairman and chief executive officer. “Our entire organization is focused on improving every aspect of our underlying business to make us the most competitive company in the industry: capturing additional synergies, lowering our sustaining price, increasing capital efficiency, generating free cash flow, strengthening our balance sheet, consistently delivering peer-leading return of capital to our owners and lowering emissions. These are the essential keys to long-term success in the business. We look forward to providing an update on our progress in June.”

Quarterly Dividend

ConocoPhillips announced a quarterly dividend of 43 cents per share, payable June 1, 2021, to stockholders of record at the close of business on May 14, 2021.

First-Quarter Review

Production excluding Libya for the first quarter of 2021 was 1,488 thousand barrels of oil equivalent per day (MBOED), an increase of 210 MBOED from the same period a year ago. After adjusting for closed acquisitions and dispositions, first-quarter 2021 production decreased 59 MBOED or 4% from the same period a year ago. This decrease was primarily due to normal field decline and production impacts from Winter Storm Uri, partially offset by new production from the Lower 48 and other development programs across the portfolio. Production from Libya averaged 39 MBOED.

In the Lower 48, production averaged 715 MBOED, including 405 MBOED from the Permian, 187 MBOED from the Eagle Ford and 86 MBOED from the Bakken. Weather-related impacts totaled approximately 50 MBOED throughout the Lower 48 with production fully restored in March. In Alaska, drilling at CD5 continued and progress was made on GMT2 infrastructure in advance of planned drilling in the second quarter. In Canada, we started up the third Montney pad and completed appraisal drilling on the fourth pad. At Surmont we continue experiencing positive results from non-condensable gas injection and we initiated a steam additives injection pilot intended to reduce emissions and costs. In Norway, Tor II drilling was completed and three additional wells brought on line during the quarter. In Malaysia, first oil was achieved at Malikai Phase 2.

Earnings increased from first-quarter 2020 due to an increase in Cenovus Energy equity market value and higher realized prices. Excluding special items, adjusted earnings were higher compared with first-quarter 2020 due to higher realized prices and higher volumes, partially offset by increased depreciation expense and operating costs associated with the higher volumes. The company’s total average realized price was $45.36 per BOE, 17% higher than the $38.81 per BOE realized in the first quarter of 2020, reflecting higher marker prices and Winter Storm Uri’s impacts on gas realizations.

For the quarter, cash provided by operating activities and CFO was $2.1 billion. CFO included a reduction of approximately $1.0 billion associated with transaction and restructuring expenses and realized losses on the commodity hedging portfolio acquired from Concho. The company has now settled all oil and gas hedging positions acquired from Concho. The company funded $1.2 billion of capital expenditures and investments, paid $0.6 billion in dividends, repurchased $0.4 billion of shares, reported $0.5 billion in net purchases of investments in financial instruments and increased cash by $0.4 billion resulting from the Concho acquisition.

Outlook

Second-quarter 2021 production excluding Libya is expected to be 1.50 to 1.54 MMBOED, reflecting the impact of seasonal turnarounds planned in Europe and the Asia Pacific region. All other guidance items are unchanged.

ConocoPhillips owns approximately 10% of Cenovus Energy (CVE) common shares, acquired as partial consideration in the 2017 disposition of the company’s Foster Creek Christina Lake (FCCL) oil sands and western Canada Deep Basin natural gas assets. ConocoPhillips intends to sell its Cenovus shares in the open market beginning in the second quarter of 2021 and expects to complete the sale process by the fourth quarter of 2022, utilizing the proceeds to fund incremental repurchases of ConocoPhillips shares. The sales pace will be guided by market conditions with ConocoPhillips retaining discretion to adjust accordingly.

The company plans to reduce gross debt by $5 billion over the next five years, reaffirming its commitment to preserving its strong balance sheet while further reducing its sustaining price. The pace of debt reduction will be determined by market conditions.

ConocoPhillips will accelerate its previously planned November 2021 market update to June 30, 2021. Further information about the virtual meeting will soon be made available on the company’s website.

ConocoPhillips will host a conference call today at 12:00 p.m. Eastern time to discuss this announcement. To listen to the call and view related presentation materials and supplemental information, go to www.conocophillips.com/investor. A recording and transcript of the call will be posted afterward.

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About ConocoPhillips

Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 15 countries, $84 billion of total assets, and approximately 10,300 employees at March 31, 2021. Production excluding Libya averaged 1,488 MBOED for the three months ended March 31, 2021, and proved reserves were 4.5 BBOE as of Dec. 31, 2020. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as “anticipate," “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict," “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Factors that could cause actual results or events to differ materially from what is presented include the impact of public health crises, including pandemics (such as COVID-19) and epidemics and any related company or government policies or actions; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels; changes in expected levels of oil and gas reserves or production; potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks or unsuccessful exploratory activities; unexpected cost increases or technical difficulties in constructing, maintaining or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete our announced or any future dispositions or acquisitions on time, if at all; the possibility that regulatory approvals for our announced or any future dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the transactions or our remaining business; business disruptions during or following our announced or any future dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced or any future dispositions in the manner and timeframe we anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation, including litigation related to our transaction with Concho Resources Inc. (Concho); the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; the ability to successfully integrate the operations of Concho with our operations and achieve the anticipated benefits from the transaction; unanticipated difficulties or expenditures relating to the Concho transaction; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from extraordinary weather events, civil unrest, war, terrorism or a cyber attack; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term “resource” in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, cash from operations (CFO), free cash flow (FCF), operating costs.

The company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per-share basis) and operating costs are useful to investors to help facilitate comparisons of the company’s operating performance associated with the company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies by excluding items that do not directly relate to the company’s core business operations. The company further believes that the non-GAAP measure CFO is useful to investors to help understand changes in cash provided by operating activities excluding the timing effects associated with operating working capital changes across periods on a consistent basis and with the performance of peer companies. The company believes FCF is useful to investors in understanding how existing cash from operations is utilized as a source for sustaining our current capital plan and future development growth. FCF is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Adjusted earnings is defined as net income (loss) attributable to ConocoPhillips adjusted for the impact of special items that do not directly relate to the company’s core business operations, or are of an unusual and non-recurring nature. CFO is defined as cash provided by operating activities, excluding the impact of changes in operating working capital. FCF is defined as CFO net of capital expenditures and investments. Operating costs is defined by the company as the sum of production and operating expenses, selling, general and administrative expenses, exploration general and administrative expenses, geological and geophysical, lease rentals and other exploration expenses. The company believes that the above-mentioned non-GAAP measures, when viewed in combination with the company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the company’s business and performance. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – This news release also contains the term underlying production. Underlying production excludes Libya and reflects the impact of closed acquisitions and closed dispositions with an assumed close date of January 1, 2020. The company believes that underlying production is useful to investors to compare production excluding Libya and reflecting the impact of closed acquisitions and dispositions on a consistent go-forward basis across periods and with peer companies.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	1Q21				1Q20
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$982	0.75			$(1,739)	(1.60)
Adjustments:
Unrealized (gain) loss on CVE shares	(308)	-	(308)	(0.24)	1,691	-	1,691	1.56
Net gain on asset sales	(200)	6	(194)	(0.15)	38	(9)	29	0.03
Transaction and restructuring expenses	291	(48)	243	0.19	-	-	-	-
Net realized loss on accelerated settlement of Concho hedging program	132	(31)	101	0.08	-	-	-	-
Deferred tax adjustments	-	75	75	0.06	-	-	-	-
Unrealized (gain) loss on FX derivative	4	(1)	3	-	(75)	16	(59)	(0.05)
Impairments	-	-	-	-	770	(177)	593	0.54
Pending claims and settlements	-	-	-	-	(29)	-	(29)	(0.03)
Adjusted earnings / (loss)			$902	0.69			$486	0.45

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Table 2: Reconciliation of reported production to pro forma underlying production
In MBOED, Except as Indicated

	1Q21	1Q20
Total Reported ConocoPhillips Production	1,527	1,289

Adjustments:
Libya	(39)	(11)
Total Production excluding Libya	1,488	1,278

Closed Dispositions[1]	-	(57)
Closed Acquisitions [2]	-	326
Total Pro Forma Underlying Production	1,488	1,547

[1]Includes production related to the completed Australia-West disposition and various Lower 48 dispositions.
[2]Includes production related to the acquisition of Concho which closed on January 15, 2021. Q1 2020 has been pro forma adjusted for the acquisition based on volumes publicly reported by Concho.

ConocoPhillips
Table 3: Reconciliation of net cash provided by operating activities to free cash flow
$ Millions, Except as Indicated

	1Q21	1Q20
Net Cash Provided by Operating Activities	2,080	2,105

Adjustments:
Net operating working capital changes	(15)	497
Cash from operations	2,095	1,608

Capital expenditures and investments	1,200	1,649
Free Cash Flow	895	(41)

Contacts

John C. Roper (media)
281-293-1451
john.c.roper@conocophillips.com

Investor Relations
281-293-5000
investor.relations@conocophillips.com